Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 114,604,458.00	0.0001531	$ 17,545.94
Fees Previously Paid
	Total Transaction Valuation:	$ 114,604,458.00
	Total Fees Due for Filing:			$ 17,545.94
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 17,545.94
Offering Note
[1]	(1) Transaction Valuation: Calculated solely for purposes of determining the filing fee. The calculation of the Transaction Valuation assumes that all 1,848,459 outstanding Securities will be tendered in the offer and will be purchased for a cash payment of $62.00 per Security tendered. (2) Fee Rate: The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $153.10 per $1,000,000 of the aggregate amount of the Transaction Valuation. The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.